Example Template : 77O



DEUTSCHE MID CAP VALUE FUND

N-Sar June 1, 2014 - November 30, 2014

Security Purchased	Cusip 	"Purchase/
Trade Date"	 Size (Shr) of Offering 	Offering Price
of Shares	Total ($) Amt of Offering	 Amt of
shares Purch by Fund 	% of Offering Purchased by
Fund	% of Funds Total Assets	Brokers	Purchased
From
Synchrony Financial	109362581	7/31/2014
	$23.00	$2,875,000,000	192,291	0.15%
	GS, JPM, CITI, MS, DB	GS

Example Template : 77O



DEUTSCHE SMALL CAP VALUE FUND

N-Sar June 1, 2014 - November 30, 2014

Security Purchased	Cusip 	"Purchase/
Trade Date"	 Size (Shr) of Offering 	Offering Price
of Shares	Total ($) Amt of Offering	 Amt of
shares Purch by Fund 	% of Offering Purchased by
Fund	% of Funds Total Assets	Brokers	Purchased
From
Great Western Bancorp	GWB	10/14/2014
	$16,000,000	$20.00	$320,000,000
	226,290	0.41%		DB, BOAML
	BOAML